Exhibit 99.1

RXO Announces First-Quarter Results and
Second-Quarter Outlook

•Full truckload volume improved every month as the first quarter progressed.
•Mix of Brokerage full truckload spot volume in the first quarter increased by 500 bps sequentially and 600 bps year-over-year, driving the largest sequential increase in gross profit per load in more than three years.
•Expect full truckload volume to be approximately flat year-over-year in the second quarter.
•Anticipate significant sequential improvement in second-quarter profit, driven by stronger volume across the business and a more favorable spot mix and higher contract rates in Brokerage.

CHARLOTTE, N.C. – May 7, 2026 – RXO (NYSE: RXO) today reported its first-quarter financial results and second-quarter outlook.
RXO Chairman and CEO Drew Wilkerson said, “We have significant momentum in our business. We’re converting our strong Brokerage sales pipeline and, while our Brokerage volume declined by 8% year-over-year in the first quarter, our full truckload volume improved every month as the quarter progressed. In addition, our truckload spot mix increased by 500 basis points sequentially in the quarter, which helped drive an increase in gross profit per load. During the quarter, our Managed Transportation business was awarded more than $100 million in freight under management and our late-stage sales pipeline increased by more than $200 million. When it comes to the broader market, we’re seeing clear signs of improvement, primarily driven by supply-side tightening, despite overall soft demand.”

Wilkerson continued, “Looking ahead, we expect the positive trends we’re seeing in volume and Brokerage gross profit per load to continue, and in the second quarter we anticipate a significant sequential improvement in results. We’re proving to be the carrier of choice for spots, projects and mini-bids; we’re leveraging our scale and asset-light model; and we’re deploying agentic AI across the company. Our conviction is even higher that the ongoing carrier exits in the market are structural in nature and that a supply-driven recovery is taking shape. RXO is well positioned to deliver strong shareholder returns over the long term.”
Companywide Results
RXO’s revenue was $1.4 billion for the first quarter, compared to $1.4 billion in the first quarter of 2025. Gross margin was 14.2%, compared to 16.0% in the first quarter of 2025.
The company reported a first-quarter 2026 GAAP net loss of $36 million, compared to a net loss of $31 million in the first quarter of 2025. The first-quarter 2026 GAAP net loss included $9 million in transaction, integration, restructuring and other costs, as well as an $11 million debt extinguishment loss related to the refinancing of RXO’s senior notes. Adjusted net loss in the quarter was $16 million, compared to an adjusted net loss of $5 million in the first quarter of 2025.
Adjusted EBITDA was $6 million, compared to $22 million in the first quarter of 2025. Adjusted EBITDA margin was 0.4%, compared to 1.5% in the first quarter of 2025.
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GAAP earnings per share were impacted $0.12, net of tax, by transaction, integration, restructuring and other costs, as well as amortization of intangibles, a discrete tax item, and the debt extinguishment loss. For the first quarter, RXO reported a GAAP diluted loss per share of $0.21. Adjusted diluted loss per share was $0.09.
Brokerage
Volume in RXO’s Brokerage business declined by 8% year over year in the first quarter. Less-than-truckload volume increased by 5% but was offset by a 12% decline in full truckload volume. Full truckload volume improved every month throughout the quarter.

Truckload spot mix was 33% of volume in the quarter, up from 28% in the fourth quarter of 2025, driving the largest sequential increase in gross profit per load in more than three years. Truckload spot mix grew by 600 basis points year-over-year. Spot volume increased as a percentage of the truckload mix every month throughout the first quarter and in April.

The company now expects contract rates to increase by a high-single-digit percentage for the full year, an increase to the prior forecast.
Brokerage gross margin was 11.4% in the first quarter.
Complementary Services
Managed Transportation was awarded more than $100 million of freight under management in the first quarter. Its late-stage sales pipeline grew by more than $200 million.

Last Mile stops declined by 8% year-over-year, primarily due to soft demand for big and bulky goods as well as the impact of severe weather.
RXO’s complementary services gross margin was 19.8% for the quarter.
Refinanced 2027 Senior Notes
During the quarter, RXO refinanced its 2027 Senior Notes. The new notes have a maturity of May 2031 with a coupon of 6.375%.
Second-Quarter Outlook
RXO expects second-quarter 2026 adjusted EBITDA to be between $27 million and $37 million.
In Brokerage, the company expects overall volume growth to be approximately flat year-over year. The company expects truckload gross profit per load to increase sequentially.
In Last Mile, the company expects a sequential improvement in stops.
Conference Call
The company will hold a conference call and webcast on Thursday, May 7 at 8 a.m. Eastern Daylight Time. Participants can call in toll-free (from U.S./Canada) at +1-800-715-9871; international callers dial +1-646-307-1963. The conference ID is 8661113. A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com.

A replay of the conference call will be available through May 14, 2026, by calling toll-free (from U.S./Canada) +1-800-770-2030; international callers dial +1-609-800-9909. Use the passcode 8661113#. Additionally, the call will be archived on http://investors.rxo.com.

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About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit  RXO.com  for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.
Media Contact
Nina Reinhardt
nina.reinhardt@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com

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Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.
The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; and adjusted net loss and adjusted diluted loss per share (“adjusted EPS”).
We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITDA margin, adjusted net loss and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.
We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net loss and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business.
With respect to our financial outlook for the second quarter of 2026 adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to our outlook and anticipated second-quarter results. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; our ability to integrate machine learning and artificial technologies to deliver our services and operate our business; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
Revenue	$1,425	$1,433
Cost of transportation and services (exclusive of depreciation and amortization)	1,171	1,153
Direct operating expense (exclusive of depreciation and amortization)	50	48
Sales, general and administrative expense	197	210
Depreciation and amortization expense	26	32
Transaction and integration costs	2	6
Restructuring costs	7	14
Operating loss	$(28)	$(30)
Other expense	1	—
Debt extinguishment loss	11	—
Interest expense, net	9	9
Loss before income taxes	$(49)	$(39)
Income tax benefit	(13)	(8)
Net loss	$(36)	$(31)

Loss per share
Basic	$(0.21)	$(0.18)
Diluted	$(0.21)	$(0.18)

Weighted-average common shares outstanding
Basic	169,104	168,023
Diluted	169,104	168,023
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RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$21	$17
Accounts receivable, net of $15 and $16 in allowances, respectively	1,216	1,226
Other current assets	98	74
Total current assets	1,335	1,317
Long-term assets
Property and equipment, net of $396 and $381 in accumulated depreciation, respectively	131	134
Operating lease assets	222	238
Goodwill	1,111	1,111
Identifiable intangible assets, net of $174 and $164 in accumulated amortization, respectively	442	453
Other long-term assets	27	24
Total long-term assets	1,933	1,960
Total assets	$3,268	$3,277
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$584	$539
Accrued expenses	367	397
Short-term debt and current maturities of long-term debt	17	17
Short-term operating lease liabilities	70	75
Other current liabilities	10	10
Total current liabilities	1,048	1,038
Long-term liabilities
Long-term debt and obligations under finance leases	430	387
Deferred tax liabilities	36	51
Long-term operating lease liabilities	182	191
Other long-term liabilities	63	69
Total long-term liabilities	711	698
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 164,867 and 164,160 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	1,934	1,929
Accumulated deficit	(420)	(384)
Accumulated other comprehensive loss	(7)	(6)
Total equity	1,509	1,541
Total liabilities and equity	$3,268	$3,277

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2026	2025
Operating activities
Net loss	$(36)	$(31)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization expense	26	32
Stock compensation expense	7	7
Deferred tax benefit	(15)	(11)
Impairment of operating lease assets	4	4
Debt extinguishment loss	11	—
Other	2	2
Changes in assets and liabilities
Accounts receivable	8	76
Other current assets and other long-term assets	(27)	(10)
Accounts payable	49	(56)
Accrued expenses, other current liabilities and other long-term liabilities	(36)	(15)
Net cash used in operating activities	(7)	(2)
Investing activities
Payment for purchases of property and equipment	(17)	(15)
Business acquisition, net of cash acquired	—	(10)
Net cash used in investing activities	(17)	(25)
Financing activities
Proceeds from borrowings on revolving credit facilities	325	300
Repayment of borrowings on revolving credit facilities	(324)	(265)
Proceeds from issuance of debt	400	—
Repurchase of debt	(362)	—
Repayment of debt and finance leases	(1)	—
Payment for debt issuance costs	(8)	—
Payment for tax withholdings related to vesting of stock compensation awards	(2)	(17)
Other	—	(11)
Net cash provided by financing activities	28	7
Effect of exchange rates on cash, cash equivalents and restricted cash	—	1
Net increase (decrease) in cash, cash equivalents and restricted cash	4	(19)
Cash, cash equivalents, and restricted cash, beginning of period	18	35
Cash, cash equivalents, and restricted cash, end of period	$22	$16
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$9	$4
Cash paid for income taxes, net	1	1
Cash paid for interest, net	8	2
Purchases of property and equipment in accounts payable, accrued expenses and other liabilities	2	11
Accrued tax withholdings related to vesting of stock compensation awards	1	1
Debt issuance costs in accrued expenses	1	—
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended March 31,
(In millions)	2026	2025
Revenue
Truck brokerage	$1,097	$1,067
Last mile	265	278
Managed transportation	123	137
Eliminations	(60)	(49)
Total	$1,425	$1,433
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RXO, Inc.
Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended March 31,
(In millions)	2026	2025
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(36)	$(31)
Interest expense, net	9	9
Income tax benefit	(13)	(8)
Depreciation and amortization expense	26	32
Transaction and integration costs	2	6
Restructuring and other costs	7	14
Debt extinguishment loss	11	—
Adjusted EBITDA (1)	$6	$22

Revenue	$1,425	$1,433
Adjusted EBITDA margin (1) (2)	0.4%	1.5%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

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RXO, Inc.
Reconciliation of Net Loss to Adjusted Net Loss and Adjusted Diluted Loss Per Share
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
Reconciliation of Net Loss to Adjusted Net Loss and Adjusted Diluted Loss Per Share
Net loss	$(36)	$(31)
Amortization of intangible assets	10	15
Transaction and integration costs	2	6
Restructuring and other costs	7	14
Debt extinguishment loss	11	—
Income tax associated with adjustments above (1)	(7)	(9)
Discrete tax item	(3)	—
Adjusted net loss (2)	$(16)	$(5)

Adjusted diluted loss per share (2)	$(0.09)	$(0.03)

Weighted-average common shares outstanding
Diluted	169,104	168,023

(1)The tax impact of non-GAAP adjustments represents the tax benefit (expense) calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net loss. Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the “Non-GAAP Financial Measures” section of the press release.

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RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2026	2025
Revenue
Truck brokerage	$1,097	$1,067
Complementary services (1)	388	415
Eliminations	(60)	(49)
Revenue	$1,425	$1,433

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$971	$924
Complementary services (1)	260	278
Eliminations	(60)	(49)
Cost of transportation and services (exclusive of depreciation and amortization)	$1,171	$1,153

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$1	$1
Complementary services (1)	49	47
Direct operating expense (exclusive of depreciation and amortization)	$50	$48

Direct depreciation and amortization expense
Truck brokerage	$—	$—
Complementary services (1)	2	3
Direct depreciation and amortization expense	$2	$3

Gross margin
Truck brokerage	$125	$142
Complementary services (1)	77	87
Gross margin	$202	$229

Gross margin as a percentage of revenue
Truck brokerage	11.4%	13.3%
Complementary services (1)	19.8%	21.0%
Gross margin as a percentage of revenue	14.2%	16.0%

(1)Complementary services include last mile and managed transportation services.
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